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                                                                    EXHIBIT 99.1

                                   [GRAPHIC]

                           CANARGO ENERGY CORPORATION

                 FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

                    $25 MILLION CONVERTIBLE FINANCING CLOSED

July 25, 2005, New York, New York, CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) ("CanArgo") today announced that it has closed the private placement of a $25 million issue of Senior Convertible Secured Loan Notes (the "Notes") with a group of investors arranged by Ingalls & Snyder LLC of New York City.

The Notes are convertible in whole or in part into CanArgo common stock at a price of $0.90 per share, subject to certain anti-dilution adjustments, and mature on July 25, 2009. CanArgo may call the Notes from July 1, 2006 at an initial price of 105% of par. Interest will be payable in cash at 3% per annum until December 31, 2005, 10% per annum during 2006, and 15% per annum thereafter. The Notes are fully secured against all material assets of the CanArgo group.

CanArgo intends to file a registration statement on Form S-3 with the SEC in respect of the conversion stock.

The proceeds of this financing will be used to redeem short term debt in the form of the currently outstanding Loan Note with Cornell Capital Partners LP ("Cornell"), to fund the appraisal of a new gas project in Georgia, to fund the development of the Kyzyloy gas field in Kazakhstan and adjacent exploration areas, and for additional working capital for CanArgo's development, appraisal and exploration activities in Georgia. In addition, CanArgo will terminate the Standby Equity Distribution Agreement which it currently has with Cornell.

Forward Plans

With this financing in place, CanArgo is now in a position to announce its forward plans for the next 12 months, both in its core area of Georgia and on its more recently acquired assets in Kazakhstan.

Georgia

In Georgia, CanArgo is involved with the appraisal of the Manavi oil discovery, development of the Ninotsminda and Samgori oilfields, exploration on the Norio block and the appraisal of a gas discovery.

The Manavi appraisal program is proceeding well, with a 5 inch liner having been run on the Manavi M11Z sidetrack well, and with the top of the Middle Eocene reservoir sequence being encountered high to prognosis. The well will now be drilled through
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the Middle  Eocene and into the primary  Cretaceous  target using the Saipem rig and slim-hole drilling technology. This well is appraising the M11 oil discovery where the production test on the Cretaceous limestone sequence was prematurely terminated following the collapse of the production tubing due to pressure during testing. Prior to this, during the initial clean-up flow, good flow rates were observed from the well, although un-metered, with 34.4(0) API oil being recovered. CanArgo believes that the M11 Cretaceous oil discovery has potential to be one of the most significant oil discoveries made recently in the Southern Caucasus. Over 150 metres (490 feet) of hydrocarbon bearing Cretaceous limestone reservoir was encountered, with the top at 4,348 metres (14,265 feet). Regional outcrop studies indicate this reservoir unit to be over 300 metres (~1,000 feet) thick. No oil-water contact was indicated in the well. The M11Z well is expected to be tested before the end of August, and will be followed by the M12 appraisal well, which will be drilled to the west of M11. The drilling site is already prepared and it is anticipated that the well will be spudded in September. Following this it is planned to drill the M13 appraisal well (located to the east of M11) commencing in the first quarter of 2006. Given a successful test on M11Z, an early production system will be installed and test production will commence from the well, this being both to achieve early revenue and to gather production data for the full-field development.

The 2005 / 2006 horizontal development program on the Ninotsminda and Samgori fields is now about to move ahead again following demobilisation of the Weatherford under-balanced coiled-tubing drilling spread. The program has been modified and now involves the drilling of up to two wells on the Ninotsminda field using jointed-pipe, and possibly one well on the Samgori field. A service contract has been signed with Baker Hughes to provide the directional equipment for these wells, which will be drilled using a CanArgo rig. Four horizontals have already been successfully drilled on the Ninotsminda field using these techniques in the past. The first of the new wells will be the second horizontal well from the N100 wellbore on Ninotsminda. This part of the Ninotsminda reservoir has been shown to be very productive in the past, with the original N100 horizontal well testing at rates in excess of 2,200 bopd. Information gained from the N22H under-balanced well appears to indicate that under-balanced drilling will be beneficial for production from this reservoir, and as such CanArgo is in negotiation with several providers of under-balanced coiled-tubing drilling services to move ahead with the planned program of up to 15 horizontal wells on the two fields, and with a production target of 10,000 bopd. This program is also planned to include a new well (N99) to test and produce the eastern part of the Ninotsminda reservoir, which CanArgo believes is currently un-drained and offers additional potential.

At Norio, the MK72 well has now recommenced drilling following the acquisition by CanArgo of a 100% working interest in the Norio Production Sharing Agreement. The MK72 well is targeting a potentially large prospect mapped at Middle Eocene level, just to the north of the Samgori field, which is reported to have produced some 180 million barrels of oil to date at rates in excess of 70,000 bopd. Oil has already been encountered in the well, which penetrated some 300 metres (984 feet) of net sandstones in the Oligocene secondary target, with oil being indicated by electric logs and with good oil and gas shows whilst drilling. The well is now being drilled towards the primary target which seismic data indicates to be at a depth of some 4,800 metres (15,747 feet), and it is hoped that this target will be reached during August.
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The Norio block covers a large area and it is planned to acquire further seismic data next summer to firm up additional leads in the western part of the area.

Following agreement with the Georgian government on the principles of a gas offtake agreement, CanArgo is planning an appraisal well to the West Rustavi R16 well, which flowed gas from the Cretaceous sequence at a depth of 3,900 metres (12,792 feet), close to the interpreted gas-water contact. Seismic data acquired by CanArgo indicates that the structure rises to the west and could contain a substantial volume of gas. Subject to finalization of the gas offtake agreement, it is hoped to commence drilling the Kumisi #1 well in Q4 2005 depending on rig availability. Given success, the well will be tied in to the Georgian gas system, with further development drilling anticipated.

CanArgo has also expressed interest in several blocks for potential licensing in the next Georgian oil & gas licence round.

Kazakhstan

In Kazakhstan, CanArgo, through its 70% subsidiary BN-Munai LLP is involved with the development of the Kyzyloy gas field, and in an exploration program on the surrounding Akkulkovsky area located in the North Ustyurt basin to the west of the Aral Sea.

The first of six gas wells on the Kyzyloy field is currently being worked over, and a 60 km (37.5 mile) pipeline is planned to tie this field to the main Bukhara-Urals gas trunkline system. The field is estimated to contain independently assessed Proved Undeveloped Reserves of 30 billion cubic feet (0.85 billion cubic metres) of natural gas, and is planned to produce with a plateau rate of 17.7 million cubic feet (500,000 cubic metres) per day of gas, with first gas expected before the end of the year, subject to finalisation of a gas sales agreement.

Five exploration wells are planned on identified shallow gas prospects in the area around the Kyzyloy field, with the first well currently being drilled. Given success these prospects could substantially increase the size of the Kyzyloy development, and the Kyzyloy export pipeline is being designed with a capacity of up to 78 million cubic feet (2.2 million cubic metres) of gas per day.

Seismic data reprocessing is currently underway on the Akkulkovsky area in an attempt to firm up deeper gas condensate prospects similar to the reported large gas condensate fields just to the south in Uzbekistan. Given success a deep exploration well may be planned for 2006.

Work is continuing to finalise the acquisition of the exploration contract for the Greater Akkulkovsky area, a very large (approximately 10,000 km2 (10.9 million acre)) area surrounding the Akkulkovsky block which CanArgo believes has substantial exploration potential. CanArgo has also applied for three further areas in the recent Kazakh licencing round.
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Kazakhstan affords CanArgo a more diversified  production base and the potential to develop the business in a country close to its core area with prolific hydrocarbon potential.

Dr. David Robson, Chairman, President and CEO said, "I am very pleased to have now closed this financing through Ingalls & Snyder, and in the confidence shown in the company by these new loan note holders. This additional capital will allow us to retire short-term debt and significantly advance our projects in Georgia and in Kazakhstan, including some new opportunities which should yield early cash flow, as well as with significant upside potential. We are making good progress at present on the appraisal of our Manavi oil discovery, with further results expected soon, and we now have a way forward on our horizontal development program. The next few months are going to be an exciting time for the company and with this new capital we are in a good position to achieve our goals."

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY

Regina Jarstein
Gambit H&K AS
Tel: + 47 95213451

USA

Michael Wachs
CEOcast.com
Tel: +1 212 732 4300